AMENDMENT NO 1 to the CHANGE OF CONTROL AGREEMENT, dated as of July 13, 2005 (the “Agreement”) by and between PAXAR CORPORATION (the “Company”) and ANTHONY COLATRELLA (the “Executive”).

WHEREAS, the Company and the Executive have entered into the Agreement; and

WHEREAS, the Company and the Executive mutually desire to amend the Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained in the Agreement, as amended hereby, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby amend the Agreement as follows:

1.    Section 6(a)(i)B. is hereby amended by deleting “2.99” therefrom and substituting “2” therefor.

2.    Section 9 is hereby deleted in its entirety and the following substituted therefor:

9.    GROSS UP.

(a) If it shall be determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company or its affiliates to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment (the “Residual Amount”) equal to the Excise Tax imposed upon the Payments; provided, however, that in no event shall the amount of the Residual Amount exceed $400,000.

(b) All determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made on or before the consummation of a transaction giving rise to the imposition of an Excise Tax by the Company's independent, certified public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due (an "Underpayment"). If the Executive is subsequently required to make a payment of any Excise Tax and the Executive has not theretofore been paid the maximum Gross-Up Payment permitted by Section 9(a), the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but only to the extent such Underpayment (together with all earlier Gross-Up Payments made to the Executive) does not exceed the maximum Gross-Up Payment permitted by Section 9(a).

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed this 22nd day of March, 2007.

PAXAR CORPORATION

/s/ David E. McKinney
Its”

/s/ Anthony Colatrella
Anthony Colatrella